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                                                                    EXHIBIT 10.5

                        TAX ALLOCATION AGREEMENT


     This Tax Allocation Agreement (the "Agreement") is made between Columbia Financial of Kentucky, Inc., a savings and loan holding company incorporated under the laws of the State of Ohio ("CFKY"), and Columbia Federal Savings Bank, a savings bank chartered under the laws of the United States ("Columbia Federal").

     WHEREAS, CFKY owns all of the issued and outstanding shares of capital stock of Columbia Federal;

     WHEREAS, Columbia Federal has become a member of an affiliated group (the "Group") within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), of which CFKY is the common parent corporation;

     WHEREAS, CFKY proposes to include Columbia Federal in filing consolidated federal income tax returns for its tax years; and

     WHEREAS, CFKY and Columbia Federal have considered that Columbia Federal should be liable to CFKY for taxes as if Columbia Federal filed a separate tax return and desire to formalize the method for allocating the consolidated tax liability of the Group among its members and establish the procedure for future payments to CFKY of such tax liability attributable to members of the Group other than CFKY;

     NOW, THEREFORE, CFKY and Columbia Federal agree as follows:

      1.   Consolidated Return Election.

           If at any time and from time to time CFKY is required to file a consolidated federal tax return with Columbia Federal or is permitted to do so and so elects, Columbia Federal will join in the filing of such consolidated federal income tax return for any taxable period for which the Group is required or permitted to file such a return under the rules of Section 1502-1552 of the Code and the Treasury regulations promulgated thereunder. Columbia Federal agrees to file such consents, elections, and other required documents and take such other action as may be necessary or appropriate to carry out the purpose of this Section 1. Any period for which Columbia Federal is included in a consolidated federal income tax return filed by CFKY is referred to in this Agreement as a "Consolidated Return Year."

      2.   Columbia Federal Liability to CFKY for Consolidated Return
           Years.

           (a) For each Consolidated Return Year, Columbia Federal shall compute the amount which would have been its tax liability for such period as though Columbia Federal filed a separate return for such Consolidated Return Year. The separate return of Columbia Federal shall mean a return for Columbia Federal consolidated with its


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      subsidiaries includable in a consolidated return, unless (if such consolidation is not otherwise required) CFKY and Columbia Federal mutually agree that for any Consolidated Return Year the separate return shall mean an unconsolidated, Columbia Federal-only return or any other permissible return.

           (b) Columbia Federal shall pay to CFKY, as provided in Section 4 below, the amount computed pursuant to paragraph (a) of this Section.

           (c) Notwithstanding any provision of this Agreement to the contrary, at no time shall Columbia Federal pay or become obligated to pay to CFKY deferred income taxes and at no time shall CFKY forgive any portion of Columbia Federal's deferred tax liability.

      3.   Tax Benefits of Columbia Federal

           To the extent that a taxable loss, tax credit or other tax attribute ("Tax Attribute") is incurred by Columbia Federal for a Consolidated Return Year, as computed pursuant to paragraph (a) of Section 2, and to the extent a tax benefit arising from such Tax Attribute could be achieved by Columbia Federal if it filed a separate return, CFKY shall pay to Columbia Federal the amount of such tax benefit. CFKY shall pay the benefit as provided in Section 4 below as if the benefit could be achieved in the current Consolidated Return Year. Notwithstanding the above, CFKY is not obligated to pay benefits to Columbia Federal which Columbia Federal can obtain directly from the Internal Revenue Service (the "Service").

      4.   Payments

           (a) Prior to the end of any Consolidated Return Year, Columbia Federal shall advance to CFKY, at the approximate time estimated federal income taxes are to be submitted, the amount of such estimated tax for any such Consolidated Return Year period attributable to Columbia Federal as computed in accordance with Section 2 of this Agreement. The payment of the amount of such estimated tax to CFKY by Columbia Federal shall not be made significantly prior to the payment date on which CFKY's consolidated federal tax liability is required to be paid.

           (b) After the end of any Consolidated Return Year, Columbia Federal shall pay to CFKY, at the approximate time federal income taxes are to be submitted: (i) the amount of tax for such Consolidated Return Year attributable to Columbia Federal as computed in accordance with Section 2 of this Agreement minus (ii) the amount of any estimated tax payments for such Consolidated Return Year previously advanced to CFKY pursuant to paragraph (a) of this Section. If the amount of estimated payments or advances (i.e., (ii) above) is greater than the tax obligations of Columbia Federal (i.e., (i) above), then CFKY shall pay the amount of such excess of estimated payments over actual obligation to Columbia Federal as soon as reasonably determined and possible after the end of the Consolidated Return Year.

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           (c) For tax benefits of Columbia Federal governed by Section 3 of this Agreement, CFKY shall make advances or payments for estimated tax benefits to Columbia Federal in the same manner and at the same time as Columbia Federal would make advances or payments to CFKY for tax liability under paragraphs (a) and (b) above, and Columbia Federal shall repay to CFKY any excess of such advances for estimated tax benefits paid to it by CFKY over the amount of the tax benefit for the Consolidated Return Year in the manner and at the same time as CFKY would make repayments to Columbia Federal for excess estimated advances under paragraph (b) above.

           (d) CFKY shall confirm to Columbia Federal the payment of taxes and estimated taxes to the Service within five days after such payment is made.

      5.   Tax Adjustments.

           In the event of any adjustment to the tax returns of CFKY and Columbia Federal as filed (by reason of an amended return, claim for refund, or an audit by the Service), the liability of CFKY and Columbia Federal under Sections 2, 3, and 4 shall be redetermined to give effect to any such adjustment as if it had been made as part of the original computation of tax liability, and payments between CFKY and Columbia Federal shall be made at the approximate time such payments are made to, or refunds are received from, the Service.

      6.   State and Local Taxes.

           To the extent required by applicable state law or permitted thereby and so elected by CFKY, Columbia Federal will also join in the filing of any state or local consolidated income tax return of CFKY in the same manner as for a federal income tax return pursuant to Section 1 and, in such case, the state and local income tax liability shall be allocated and payments made between CFKY and Columbia Federal in accordance with the rules provided in this Agreement with regard to federal income taxes.

      7.   Liability to the Service or State Authorities.

           This Agreement does not affect the liability of any party under the applicable provisions of the Code or state law; it merely allocates how the members of the Group share among the Group such tax liabilities and benefits. To the extent Columbia Federal has made tax or estimated tax payments to CFKY, CFKY is obligated to Columbia Federal to pay to the Service the tax liability of Columbia Federal.

      8.   Consolidated Returns Not Filed.

           Where a consolidated income tax return of CFKY which includes Columbia Federal is not filed, Columbia Federal is responsible for the filing of its individual

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      income tax returns and payment of related income taxes, CFKY is responsible for the filing of its own return.

      9.   Successors.

           This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto to the same extent as if such successor had been an original party to the Agreement.

      10.  Termination.

           Either party may terminate this Agreement upon thirty days prior written notice to the other party.

           IN WITNESS WHEREOF, CFKY and Columbia Federal have executed this Agreement by the authorized officers thereof as of _________________, 199_.


                             Columbia Financial of Kentucky, Inc.



                             By:_______________________________
                                Robert V. Lynch,
                                 its President


                             Columbia Federal Savings Bank



                             By:_______________________________
                                Robert V. Lynch,
                                 its President